Exhibit 99.1

PerkinElmer, Inc.	Phone 781.663.6900
940 Winter Street	Fax 781.663.6052
Waltham, MA 02451 USA	www.perkinelmer.com

FOR IMMEDIATE RELEASE

PerkinElmer Completes Acquisition of Caliper Life Sciences

WALTHAM, Mass. – November 7, 2011 – PerkinElmer, Inc. (NYSE: PKI), a global leader focused on improving the health and safety of people and the environment, today announced that the Company has completed its acquisition of Caliper Life Sciences, Inc. (NASDAQ: CALP), a Hopkinton, Massachusetts-based leader in imaging and detection solutions for life sciences research, diagnostics and environmental markets.  In September, PerkinElmer announced its intent to acquire Caliper for $10.50 per share, for a total net purchase price of approximately $600 million in cash.

Robert F. Friel, chairman and chief executive officer, PerkinElmer, said, “The integration of Caliper into our organization will further strengthen PerkinElmer’s position in personalized medicine. The acquisition will enhance our ability to provide customers with the complementary technologies, services and knowledge they need to drive innovation from in vivo to in vitro imaging, and provide expanded offerings across our biomedical, diagnostics, environmental and food safety end-markets.”

Friel added, “I am also very pleased to welcome Kevin Hrusovsky, who was Caliper’s CEO, to PerkinElmer. Kevin will lead a newly combined $500 million business, which integrates the former Caliper organization with PerkinElmer’s existing research business. Kevin’s deep industry expertise and successful track record in leading Caliper will provide PerkinElmer with an even stronger foundation as we help customers to develop life-saving and enhancing diagnostics and therapeutics.”

Kevin Hrusovsky said, “We are very excited about the opportunities ahead of us following the combination of two highly successful businesses. Our shared vision for giving customers the tools and insights they need to understand the origins of disease, create new therapies, and transform personalized medicine, is a compelling road map for success as we move forward together.”

Factors Affecting Future Performance

This press release contains “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements relating to estimates and projections of future earnings per share, cash flow and revenue growth and other financial results, developments relating to our customers and end-markets, and plans concerning business development opportunities and divestitures. Words such as “believes,” “intends,” “anticipates,” “plans,” “expects,” “projects,” “forecasts,” “will” and similar expressions, and references to guidance, are intended to identify forward-looking statements. Such statements are based on management’s current assumptions and expectations and no assurances can be given that our assumptions or expectations will prove to be correct. A number of important risk factors could cause actual results to differ materially from the results described, implied or projected in any forward-looking statements. These factors include, without limitation: (1) markets into which we sell our products declining or not growing as anticipated; (2) fluctuations in the global economic and political environments; (3) our failure to introduce new products in a timely manner; (4) our ability to execute acquisitions and license technologies, or to successfully integrate acquired businesses and licensed technologies into our existing business or to make them profitable, or successfully divest businesses; (5) our failure to adequately protect our intellectual property; (6) the loss of any of our licenses or licensed rights; (7) our ability to compete effectively; (8) fluctuation in our quarterly operating results and our ability to adjust our operations to address unexpected changes; (9) significant disruption in third-party package delivery and import/export services or significant increases in prices for those services; (10) disruptions in the supply of raw materials and supplies; (11) the manufacture and sale of products exposing us to product liability claims; (12) our failure to maintain compliance with applicable government regulations; (13) regulatory changes; (14) our failure to comply with healthcare industry regulations; (15) economic, political and other risks associated with foreign operations; (16) our ability to retain key personnel; (17) significant disruption in our information technology systems; (18) our ability to obtain future financing; (19) restrictions in our credit agreements; (20) our ability to realize the full value of our intangible assets; (21) significant fluctuations in our stock price; (22) reduction or elimination of dividends on our common stock; and (23) other factors which we describe under the caption “Risk Factors” in our most recent quarterly report on Form 10-Q and in our other filings with the Securities and Exchange Commission. We disclaim any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

About PerkinElmer, Inc.

PerkinElmer, Inc. is a global leader focused on improving the health and safety of people and the environment. The Company reported revenue of approximately $1.7 billion in 2010, has about 7,000 employees serving customers in more than 150 countries, and is a component of the S&P 500 Index. Additional information is available through 1-877-PKI-NYSE, or at www.perkinelmer.com.

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Investor Relations:

David C. Francisco

Vice President, Investor Relations

Phone: (781) 663-5677

Email: dave.francisco@perkinelmer.com

Media Contacts:

Stephanie R. Wasco

Vice President, Corporate Communications

Phone: (781) 663-5701

Email: stephanie.wasco@perkinelmer.com

Mario Fante

Corporate Public Relations Manager

PerkinElmer, Inc.

Phone: (781) 663-5602

Email: mario.fante@perkinelmer.com